Exhibit 99.1

Quintiles Reports 2nd Quarter 2014 Results

  9.7% consolidated service revenue growth - Integrated Healthcare Services segment grew service revenues by 15.6% compared to the second quarter 2013
  21.2% net new business growth compared to the second quarter 2013 representing a book-to-bill ratio of 1.19
  Second quarter diluted adjusted EPS increased 30% to $0.65 per share compared to the second quarter of 2013
  Second quarter GAAP reported diluted EPS increased 113% to $0.64 per share compared to the second quarter of 2013
  Increased full year 2014 service revenue guidance to $4.20 billion - $4.24 billion and increased diluted adjusted EPS guidance to $2.57 - $2.67 per share, representing diluted adjusted EPS growth of 22.4% to 27.1% compared to full year 2013

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--July 31, 2014--Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) today reported its financial results for the second quarter ended June 30, 2014.

For the three months ended June 30, 2014, the Company’s service revenues increased 9.7%, or $91.2 million compared to the same period last year at actual foreign exchange rates. The Company’s growth in service revenues, excluding the impact of foreign currency fluctuations (“constant currency”), was 8.6% with 6.7% growth in the Product Development segment and 15.1% growth in the Integrated Healthcare Services segment.

Adjusted income from operations was $141.9 million in the second quarter of 2014, representing growth of 14.4% compared to the same period last year. The adjusted income from operations margin was 13.7%, representing 60 basis points of expansion compared to the same period last year, comprised of 20 basis points from operational productivity improvements and 40 basis points from positive foreign exchange impacts. Adjusted net income was $85.7 million in the second quarter of 2014, representing growth of 36.2% compared to the same period last year. Diluted adjusted earnings per share was $0.65 in the quarter ended June 30, 2014, representing growth of 30.0% compared to the same period last year.

Reported GAAP income from operations was $141.0 million, reported GAAP net income was $85.1 million and reported GAAP diluted earnings per share was $0.64 for the three months ended June 30, 2014. Reconciliations of the non-GAAP measures, including adjusted income from operations, adjusted net income and diluted adjusted earnings per share to the corresponding GAAP measures are attached to this press release.

Net new business grew 21.2% compared to the same period last year to $1.23 billion representing a book-to-bill ratio of 1.19 in the quarter ended June 30, 2014. This net new business contributed to an ending backlog of $10.26 billion at June 30, 2014.

“I am pleased with our continued strong performance this quarter. Our IHS segment generated revenue growth of 15.6% in the second quarter and 10.8% during the first half of the year compared to the same periods last year. We believe our service revenue growth of 9.7% and our improved operating margin reflects Quintiles’ progress as the industry leader,” said Chief Executive Officer Tom Pike.

“In June we marked a major milestone for the organization as Quintiles was named to the Fortune 500,” Pike continued. “Also this July, we completed the acquisition of Encore Health Resources. This acquisition extends Quintiles’ capabilities and enhances our electronic health records (EHR) advisory expertise, an area that continues to grow in importance as payers, providers and biopharmaceutical customers increase their focus on real-world evidence.”

The Product Development segment net new business totaled $867 million in the quarter ended June 30, 2014 which translates to a book-to-bill ratio of 1.11. The net new business and book-to bill ratio were negatively impacted by higher than average historical dollar value of cancellations in the quarter. Product Development’s service revenues grew 7.9% compared to the same period last year to $781.2 million at actual foreign exchange rates. At constant currency exchange rates, Product Development’s service revenue grew 6.7%, or $48.0 million during the second quarter of 2014 compared to the same period last year. The service revenue growth resulted from volume-related increases in clinical solutions and global labs and from the Novella acquisition in 2013, partially offset by the conclusion of a large clinical solutions project which was delivered throughout 2013. Product Development’s income from operations margin was 20.3% for the second quarter, representing an improvement of 150 basis points compared to the same period last year, with 80 basis points attributed to operations and productivity improvements in clinical services and 70 basis points from favorable currency fluctuations.

The Integrated Healthcare Services segment net new business totaled $361 million which translates to a book-to-bill ratio of 1.42 for the quarter ended June 30, 2014. At actual foreign exchange rates, Integrated Healthcare Services’ service revenues increased 15.6%, or $34.3 million, during the second quarter of 2014 compared to the same period last year to $254.3 million including a $1.2 million favorable foreign currency impact. On a constant currency basis, Integrated Healthcare Services’ service revenues increased 15.1% during the second quarter of 2014 compared to the same period last year, primarily due to increases in commercial solutions in Japan and North America as well as growth in real-world and late phase research services partially offset by a decline in commercial solutions in Europe. Integrated Healthcare Services’ income from operations margin was 4.6% for the second quarter, negatively impacted by 50 basis points of unfavorable currency fluctuations.

General corporate and unallocated expenses were $28.2 million during the quarter ended June 30, 2014 compared to $50.9 million for the same period last year. General corporate and unallocated expenses were lower compared to the same period of 2013 primarily due to $26.5 million in fees paid in the second quarter of 2013 in connection with the termination or amendment of agreements with certain shareholders and their affiliates.

Interest expense was $24.8 million during the quarter ended June 30, 2014 compared to $31.9 million for the same period last year. Interest expense was lower than the same period in 2013 due to a decrease in the average debt outstanding and lower interest rates.

The GAAP effective income tax rate was 28.4% for the quarter ended June 30, 2014 compared to 18.9% for the same period in 2013. The effective income tax rate for the three months ended June 30, 2013 was positively impacted by the Company asserting in the second quarter 2013 that the undistributed earnings of most of the Company’s foreign subsidiaries are indefinitely reinvested outside of the United States.

Equity in earnings of unconsolidated affiliates was $3.4 million during the quarter ended June 30, 2014 compared to $0.5 million for the same period last year. The increase was primarily due to gains in our NovaQuest Pharma Opportunities Fund III investment.

For the six months ended June 30, 2014, the Company’s constant currency service revenue growth was 8.5%, or $159.5 million as compared to the same period in 2013. At actual foreign exchange rates, the Company’s service revenues of $2.0 billion for the six months ended June 30, 2014, grew 9.0% compared to the same period in 2013 which included a positive foreign currency impact of $9.6 million. Adjusted income from operations for the six months ended June 30, 2014 was $284.3 million representing growth of 17.2% compared to the same period in 2013. Adjusted income from operations margin was 13.9% representing 90 basis points of margin expansion compared to the same period last year of which 70 basis points was from favorable currency fluctuations. Adjusted net income was $176.7 million for the six months ended June 30, 2014 representing growth of 46.6% compared to the same period last year. Diluted adjusted earnings per share was $1.33 for the six months ended June 30, 2014 representing growth of 35.7% compared to the same period last year. Reported GAAP income from operations was $282.3 million, reported GAAP net income was $175.3 million and reported GAAP diluted earnings per share was $1.32 for the six months ended June 30, 2014.

Recent Events

On May 28, 2014, the Company completed the repurchase of 3,287,209 shares of its common stock for $50.23 per share from TPG Quintiles Holdco, L.P. in a private transaction for an aggregate purchase price of approximately $165.1 million.

On July 1, 2014, through its Integrated Healthcare Services segment the Company completed the acquisition of Encore Health Resources, LLC. Encore has operations in the United States, and its business is primarily focused on providing electronic health records implementation and advisory services to healthcare providers.

Financial Guidance

The Company has updated its full year 2014 guidance, which includes service revenues estimated to be between $4.20 billion and $4.24 billion, representing growth of 10.3% to 11.3% compared to 2013, and diluted adjusted earnings per share of $2.57 to $2.67 per share, representing growth of 22.4% to 27.1% compared to 2013, with diluted GAAP earnings per share between $2.49 and $2.61 per share. The annual effective income tax rate is estimated to be approximately 30%. This financial guidance is based on the actual results for the first six month period of 2014 combined with our estimates for the following six months of 2014, assuming the June foreign currency exchange rates stay in effect for the remainder of the year, and does not reflect the impact of any future equity repurchases.

Webcast & Conference Call Details

Quintiles will host a conference call at 8:00 a.m. EDT today to discuss its second quarter 2014 financial results. To participate, please dial +1 (855) 484-7367 or +1 (631) 259-7541 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible, live via webcast, on the Investors section of the Quintiles website at www.quintiles.com/investors. An archived replay of the conference call will be available online at www.quintiles.com/investors after 1:00 p.m. EDT today.

About Quintiles

Quintiles (NYSE: Q) is the world’s largest provider of biopharmaceutical development and commercial outsourcing services with a network of more than 30,000 employees conducting business in approximately 100 countries. We have helped develop or commercialize all of the top-50 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes. To learn more about Quintiles, please visit www.quintiles.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, the Company’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “guidance,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including that most of the Company’s contracts may be terminated on short notice, and that the Company may be unable to maintain large customer contracts or to enter into new contracts; the Company may under-price its contracts, overrun its cost estimates, or fail to receive approval for or experience delays in documenting change orders; the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; the Company may be unable to maintain information systems or effectively update them; customer or therapeutic concentration could harm the Company’s business; the Company’s business is subject to risks associated with international operations, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates; the market for the Company’s services may not grow as the Company expects; government regulators or customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the Company may be unable to successfully develop and market new services or enter new markets; the Company’s failure to perform services in accordance with contractual requirements, regulatory standards and ethical considerations may subject it to significant costs or liability, damage its reputation and cause it to lose existing business or not receive new business; the Company’s services are related to treatment of human patients, and it could face liability if a patient is harmed; the Company’s effective income tax rate may fluctuate, which may adversely affect our operations, earnings and earnings per share; the Company may be unable to successfully identify, acquire and integrate businesses, services and technologies; and the Company has substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect the Company’s financial condition. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” in Quintiles’ annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 13, 2014, as such factors may be amended or updated from time to time in Quintiles’ periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Quintiles’ filings with the SEC. The Company assumes no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release includes adjusted EBITDA, adjusted income from operations, adjusted income from operations margin, adjusted net income and diluted adjusted earnings per share, each of which is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP measures provide useful supplemental information to management and investors regarding the underlying performance of the Company’s business operations and are more indicative of core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. These non-GAAP measures are performance measures only and are not measures of the Company’s cash flows or liquidity, nor are they alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors and potential investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Internet Posting of Information: The Company routinely posts information that may be important to investors in the 'Investors' section of the Company’s website at www.Quintiles.com. The Company encourages investors and potential investors to consult the Company’s website regularly for important information about the Company.

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QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Service revenues	$ 1,035,476	$ 944,238	$ 2,040,764	$ 1,871,673
Reimbursed expenses	305,554	351,442	608,112	652,848
Total revenues	1,341,030	1,295,680	2,648,876	2,524,521
Costs, expenses and other:
Costs of revenue, service costs	674,514	617,666	1,318,236	1,228,775
Costs of revenue, reimbursed expenses	305,554	351,442	608,112	652,848
Selling, general and administrative	219,014	228,838	438,256	428,140
Restructuring costs	948	2,837	1,956	4,696
Income from operations	141,000	94,897	282,316	210,062
Interest income	(994)	(785)	(2,249)	(1,237)
Interest expense	24,799	31,884	49,502	67,926
Loss on extinguishment of debt	—	16,543	—	16,543
Other expense (income), net	3,056	536	(1,788)	(1,846)
Income before income taxes and equity in earnings (losses) of unconsolidated affiliates	114,139	46,719	236,851	128,676
Income tax expense	32,400	8,830	69,789	40,948
Income before equity in earnings (losses) of unconsolidated affiliates	81,739	37,889	167,062	87,728
Equity in earnings (losses) of unconsolidated affiliates	3,371	464	8,262	(1,219)
Net income	85,110	38,353	175,324	86,509
Net loss (income) attributable to noncontrolling interests	10	164	(21)	317
Net income attributable to Quintiles Transnational Holdings Inc.	$ 85,120	$ 38,517	$ 175,303	$ 86,826

Earnings per share attributable to common shareholders:
Basic	$ 0.66	$ 0.31	$ 1.35	$ 0.73
Diluted	$ 0.64	$ 0.30	$ 1.32	$ 0.71
Weighted average common shares outstanding:
Basic	128,979	122,709	129,439	119,239
Diluted	132,042	126,578	132,541	122,659

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)

			June 30, 2014	December 31, 2013
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents			$ 636,468	$778,143
Restricted cash			3,296	2,712
Trade accounts receivable and unbilled services, net			964,346	924,205
Prepaid expenses			56,837	42,801
Deferred income taxes			92,842	92,115
Income taxes receivable			16,885	16,171
Other current assets and receivables			94,033	89,541
Total current assets			1,864,707	1,945,688
Property and equipment, net			196,382	199,578
Investments in debt, equity and other securities			33,741	40,349
Investments in and advances to unconsolidated affiliates			33,682	22,927
Goodwill			410,333	409,626
Other identifiable intangibles, net			282,499	298,054
Deferred income taxes			33,687	32,864
Deposits and other assets			123,606	117,711
Total assets			$ 2,978,637	$3,066,797

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses			$ 751,649	$861,805
Unearned income			516,076	538,585
Income taxes payable			32,812	35,778
Current portion of long-term debt and obligations held under capital leases			20,715	10,433
Other current liabilities			31,808	35,646
Total current liabilities			1,353,060	1,482,247
Long-term debt and obligations held under capital leases, less current portion			2,026,909	2,035,586
Deferred income taxes			33,899	37,541
Other liabilities			186,379	178,908
Total liabilities			3,600,247	3,734,282
Commitments and contingencies
Shareholders’ deficit:
Common stock and additional paid-in capital, 300,000 shares authorized, $0.01 par value, 127,117 and 129,652 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively			346,085	478,144
Accumulated deficit			(969,878)	(1,145,181)
Accumulated other comprehensive income (loss)			2,244	(376)
Deficit attributable to Quintiles Transnational Holdings Inc.’s shareholders			(621,549)	(667,413)
Deficit attributable to noncontrolling interests			(61)	(72)
Total shareholders’ deficit			(621,610)	(667,485)
Total liabilities and shareholders’ deficit			$ 2,978,637	$3,066,797

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

			Six Months Ended June 30,
			2014	2013
Operating activities:
Net income			$ 175,324	$ 86,509
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization			58,933	49,626
Amortization of debt issuance costs and discount			3,191	15,258
Share-based compensation			15,601	11,091
Gain on disposals of property and equipment, net			(258)	(558)
(Earnings) loss from unconsolidated affiliates			(8,239)	1,326
Gain on investments, net			(5,114)	(5)
Benefit from deferred income taxes			(1,173)	(12,041)
Excess income tax benefits on stock option exercises			(8,613)	(409)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income			(61,568)	(127,238)
Change in other operating assets and liabilities			(129,387)	(22,174)
Net cash provided by operating activities			38,697	1,385
Investing activities:
Acquisition of property, equipment and software			(35,832)	(60,277)
Acquisition of business, net of cash acquired			(667)	—
Proceeds from disposition of property and equipment			537	1,032
Proceeds from sale of equity securities			5,861	60
Investments in and advances to unconsolidated affiliates, net of payments received			(2,336)	(4,668)
Other			(571)	453
Net cash used in investing activities			(33,008)	(63,400)
Financing activities:
Repayment of debt and principal payments on capital lease obligations			(466)	(384,825)
Issuance of common stock, net of costs			—	489,941
Exercise of stock options			11,313	253
Repurchase of common stock			(165,131)	—
Payroll taxes remitted on repurchase of stock options			(8,415)	—
Excess income tax benefits on stock option exercises			8,613	409
Net cash (used in) provided by financing activities			(154,086)	105,778
Effect of foreign currency exchange rate changes on cash			6,722	(25,769)
(Decrease) increase in cash and cash equivalents			(141,675)	17,994
Cash and cash equivalents at beginning of period			778,143	567,728
Cash and cash equivalents at end of period			$ 636,468	$ 585,722

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED SEGMENT OPERATIONS (in thousands) (unaudited)

Three Months Ended June 30,			Six Months Ended June 30,
2014		2013	2014	2013
Service revenues
Product Development	$ 781,187	$ 724,170	$ 1,552,015	$ 1,430,477
Integrated Healthcare Services	254,289	220,068	488,749	441,196
Total service revenues	1,035,476	944,238	2,040,764	1,871,673

Costs of revenue, service costs
Product Development	465,278	441,895	915,761	870,902
Integrated Healthcare Services	209,236	175,771	402,475	357,873
Total costs of revenue, service costs	674,514	617,666	1,318,236	1,228,775

Selling, general and administrative
Product Development	157,552	146,182	317,237	290,807
Integrated Healthcare Services	33,346	31,790	65,622	64,571
General corporate and unallocated	28,116	50,866	55,397	72,762
Total selling, general and administrative	219,014	228,838	438,256	428,140

Income from operations
Product Development	158,357	136,093	319,017	268,768
Integrated Healthcare Services	11,707	12,507	20,652	18,752
General corporate and unallocated	(28,116)	(50,866)	(55,397)	(72,762)
Restructuring costs	(948)	(2,837)	(1,956)	(4,696)
Total income from operations	$ 141,000	$ 94,897	$ 282,316	$ 210,062

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP MEASURES (in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA
Net income, as reported	$ 85,110	$ 38,353	$ 175,324	$ 86,509
Interest expense, net	23,805	31,099	47,253	66,689
Income tax expense	32,400	8,830	69,789	40,948
Depreciation and amortization	29,845	24,986	58,933	49,626
Restructuring costs	948	2,837	1,956	4,696
Management fees (1)	—	26,360	—	27,694
Loss on extinguishment of debt	—	16,543	—	16,543
Other expense (income), net	3,056	536	(1,788)	(1,846)
Equity in (earnings) losses from unconsolidated affiliates	(3,371)	(464)	(8,262)	1,219
Adjusted EBITDA	$ 171,793	$ 149,080	$ 343,205	$ 292,078

Adjusted Income from Operations
Income from operations, as reported	$ 141,000	$ 94,897	$ 282,316	$ 210,062
Restructuring costs	948	2,837	1,956	4,696
Management fees (1)	—	26,360	—	27,694
Adjusted income from operations	$ 141,948	$ 124,094	$ 284,272	$ 242,452

Adjusted Net Income
Net income, as reported	$ 85,110	$ 38,353	$ 175,324	$ 86,509
Net loss (income) attributable to noncontrolling interests	10	164	(21)	317
Restructuring costs	948	2,837	1,956	4,696
Management fees (1)	—	26,360	—	27,694
Loss on extinguishment of debt	—	16,543	—	16,543
Tax effect of adjustments (2)	(346)	(17,088)	(593)	(18,271)
Other income tax adjustments (3)	—	(4,244)	—	3,057
Adjusted net income	$ 85,722	$ 62,925	$ 176,666	$ 120,545

Diluted weighted average common shares outstanding	132,042	126,578	132,541	122,659
Diluted adjusted earnings per share	$ 0.65	$ 0.50	$ 1.33	$ 0.98

(1) Management fees were previously paid to affiliates of certain of the Company’s shareholders pursuant to a management agreement. Both the three and six month periods ended June 30, 2013 include a $25.0 million fee paid in connection with the termination of the management agreement.

(2) The tax effect of adjustments was based on the income tax rate of the respective transactions, which was 38.5%, with the exception of restructuring costs which were tax effected at 36.5% and 20.1% during the three months ended June 30, 2014 and 2013, respectively, and 30.3% and 26.4% during the six months ended June 30, 2014 and 2013, respectively.

(3) Other income tax adjustments remove the impact of certain discrete adjustments on the Company’s income tax expense in both the three and six month periods in 2013. The Company’s effective income tax rate in the 2013 periods was impacted by the Company’s change in assertion regarding the undistributed earnings of most of the Company’s foreign subsidiaries, which are now considered to be indefinitely reinvested outside of the United States. As a result of the assertion change, in the second quarter of 2013, we recorded an $8.1 million discrete income tax benefit to reverse the deferred income tax liability previously recorded on undistributed foreign earnings. In addition, the estimated annual effective income tax rate for 2013 decreased due to the indefinitely reinvested assertion which resulted in a $7.3 million one-time income tax benefit for the three months ended June 2013 to adjust income taxes recorded on the first quarter earnings to the new estimated annual effective income tax rate. Finally, in the second quarter of 2013, the Company settled certain intercompany notes that had previously been considered long term investments, which resulted in an $11.2 million discrete income tax expense. Below is a summary of other income tax adjustments, (in thousands):

	Three Months Ended				Six Months Ended June 30, 2013
	March 31, 2013		June 30, 2013

Change to indefinitely reinvested assertion:
Impact of change on effective income tax rate	$ (7,301)			$7,301	$ —
Impact of reversal of deferred income tax liability	—			8,123	8,123
Total from change in assertion	(7,301)			15,424	8,123
Impact from intercompany notes settlements	—			(11,180)	(11,180)
Total other income tax adjustments	$ (7,301)			$4,244	$ (3,057)

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued) (in millions, except per share data) (unaudited)
Reconciliation of GAAP to Non-GAAP Full Year 2014 Guidance	Adjusted Net Income			Diluted Adjusted Earnings Per Share
	Low		High	Low		High
Net income and diluted earnings per share	$ 328	–	$ 344	$2.49	–	$2.61
Restructuring costs	14	–	12	0.11	–	0.09
Tax effect of adjustments	(4)	–	(4)	(0.03)	–	(0.03)
Adjusted net income and diluted adjusted earnings per share	$ 338	–	$ 352	$2.57	–	$2.67

Restructuring costs are tax effected at approximately 30.0%.

CONTACT:
Quintiles
Phil Bridges, Media Relations
919-998-1653
mobile: 919-457-6347
phil.bridges@quintiles.com
or
Karl Deonanan, Investor Relations
919-998-2789
InvestorRelations@quintiles.com